CFO

ADVANTAGE, INC'

December 23, 2004

United States Securities and Exchange Commission

Division of Corporate Finance

450 Fifth Street, N'W'

Washington, DC 20549

Dear Sir or Madam:

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) which grants an aggregate of 2,000,000 Shares of Common stock of Left Right Marketing Inc', under a certain "Consultant and Employee Compensation Plan" with certain consultants, employees, and officers of Left Right Marketing Inc', and to the incorporation by reference therein of the consolidated financial statements of the company included in its Registration Statement and the quarterly reports filed with the Securities and Exchange Commission'

If you should have any questions or need additional information, please call me at 702-736-1852'

Very truly yours,

/s/ CFO Advantage, Inc'

CFO Advantage, Inc'